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                                                                     EXHIBIT 5.1








                                                         July 11, 2001

Fotoball USA, Inc.
6740 Cobra Way
San Diego, California 92121

Dear Sirs:

Fotoball USA, Inc., a Delaware corporation (the "Company"), intends to transmit for filing with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, on Form S-8 (the "Registration Statement") which relates to 100,000 shares of the Company's common stock, par value $.01 per share (the "Shares"), which are being offered pursuant to the Company's 1998 Stock Option Plan (the "Plan"). This opinion is an exhibit to the Registration Statement.

We have acted as counsel to the Company in connection with the proposed offer and sale of the Shares as contemplated by the Registration Statement. However, we are not general counsel to the Company and would not ordinarily be familiar with or aware of matters relating to the Company unless they are brought to our attention by representatives of the Company. We have examined copies (in each case signed, certified or otherwise proved to our satisfaction) of the Company's Certificate of Incorporation and By-Laws as presently in effect, minutes and other instruments evidencing actions taken by the Company's directors and stockholders, the Plan and a form of option agreement used by the Company for issuance of options under the Plan. In our examination of all such agreements, documents, certificates and instruments, we have assumed the genuineness of all signatures and the authenticity of all agreements, documents, certificates and instruments submitted to us as originals and the conformity with the originals of all agreements, instruments, documents and certificates submitted to us as copies. Insofar as this opinion relates to securities to be issued in the future, we have assumed that all applicable laws, rules and regulations in effect at the time of such issuance are the same as such laws, rules and regulations in effect as of the date hereof.

We note that we express no opinion on the laws of any jurisdiction other than the laws of the State of New York, the federal laws of the United States and, to the extent set forth in the succeeding sentence, the laws of the State of Delaware. Insofar as the opinions set forth below

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relate to the laws of the State of Delaware, we have relied solely upon our reading of standard compilations of the Delaware General Corporation Law, as presently in effect.

Based on the foregoing, and subject to and in reliance on the accuracy and completeness of the information relevant thereto provided to us, it is our opinion that:

         The Shares to be issued upon the exercise of options issued pursuant to the Plan have been duly authorized and (subject to the effectiveness of the Registration Statement and compliance with applicable state securities laws), when issued and paid for in accordance with the terms of the Plan and option agreements relating thereto, will be legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and as an exhibit to any filing made by the Company under the securities or "Blue Sky" laws of any state.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes, except as expressly provided in the preceding paragraph. This opinion is rendered as of the date hereof and we disclaim any obligation to update this opinion.


                                        Very truly yours,


                                        /s/ SWIDLER BERLIN SHEREFF FRIEDMAN, LLP
                                        ----------------------------------------
                                        SWIDLER BERLIN SHEREFF FRIEDMAN, LLP


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